Preliminary Pricing Sheet No. F23 (BAH 1336) Product Supplement No. F-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 March 23, 2012

Financial Products	$225,000 9.1% per annum Reverse Convertible Securities due March 30, 2015 Linked to the S&P 500® Index, Russell 2000® Index, and Market Vectors Gold Miners ETF Miners ETF

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Principal Amount:	USD $225,000
Underlyings:	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500® Index	SPX <Index>	1397.11	977.977
	Russell 2000® Index	RTY <Index>	830.03	581.0210
	Market Vectors Gold Miners ETF	GDX <Equity>	49.76	34.8320
Trade Date:	March 23, 2012
Issue Date:	March 28, 2012
Valuation Date*:	March 25, 2015
Maturity Date*:	March 30, 2015
Offering Price:	$1,000 per security (100%)
Interest Rate:	9.1% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Interest will be paid monthly in arrears on April 30, 2012, May 29, 2012, June 28, 2012, July 30, 2012, August 28, 2012, September 28,2012, October 29, 2012, November 28, 2012, December 28, 2012, January 28, 2013, February 28, 2013, March 28, 2013, April 29, 2013, May 28, 2013, June 28, 2013, July 29, 2013, August 28, 2013, September 30, 2013, October 28, 2013, November 29, 2013, December 30, 2013, January 28, 2014, February 28, 2014, March 28, 2014, April 28, 2014, May 28, 2014, June 30, 2014, July 28, 2014, August 28, 2014, September 29, 2014, October 28, 2014, November 28, 2014, December 29, 2014, January 28, 2015, February 27, 2015, and the Maturity Date, subject to the modified following business day convention.

Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying the closing level of such Underlying on the Valuation Date.
Knock-In Level:	For each Underlying, as set forth in the table above.
Knock-In Event:	A Knock-In Event occurs if the Final Level of any Underlying is less than or equal to its Knock-In Level.
Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs and will be determined as follows:

•      If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.

•      If a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal $700 per $1,000 principal amount of securities and if the Final Level of the Lowest Performing Underlying falls to zero, you could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:

Final Level – Initial Level	; subject to a maximum of zero
Initial Level

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Calculation Agent:	Credit Suisse International
Minimum Underwriting Discounts and Commissions:	1.00%, or $10.00 per $1,000 security
Maximum Underwriting Discounts and Commissions:	1.25%, or $12.50 per $1,000 security
Minimum Referral Fee:	0.75%, or $7.00 per $1,000 security
Maximum Referral Fee:	1.00%, or $10.00 per $1,000 security
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TPW5 and US22546TPW52

*The Valuation Date for any Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect to such Underlying and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date for any Underlying is postponed, in each case as described in the accompanying product supplement under "Description of the Securities-Market disruption events."

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated March 23, 2012, Product Supplement No. F-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.